Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Second Quarter Fiscal 2023 Results

Quarterly net earnings growth of 24 percent year-over-year, driven by marked expansion in operating income

OMAHA, Neb., April 4, 2023—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its second quarter ended on February 28, 2023.

Key Highlights

•
Second quarter net earnings increased 24 percent to $18.1 million and EPS improved to $1.63
•
Irrigation operating income increased 33 percent despite lower revenues
•
Infrastructure operating income improves on increased Road Zipper System® lease revenue

“We are pleased with the significant earnings improvement we achieved in the second quarter, as we were able to deliver expanded profitability despite a decline in our top line compared to last year,” said Randy Wood, President and Chief Executive Officer. "Lower revenues in our irrigation business were due to international project business in the prior year that did not repeat as well as seasonal volume shifts in North America and Brazil. However, improved price realization as a result of commercial pricing actions and reduced inflationary headwinds compared to the prior year contributed to operating income growth and margin expansion in both of our business segments."

"Our teams around the world continue to adapt to dynamic market conditions and remain focused on serving our customers, improving the quality of our business and driving innovation and value creation though our advanced technologies."

Second Quarter Summary

Consolidated Financial Summary	Second Quarter
(dollars in millions, except per share amounts)	FY2023	FY2022	$ Change	% Change

Total revenues	$166.2	$200.1	($33.9)	(17%)
Operating income	$27.3	$18.3	$9.0	49%
Operating margin	16.4%	9.2%
Net earnings	$18.1	$14.6	$3.5	24%
Earnings per share	$1.63	$1.32	$0.31	23%

Revenues for the second quarter of fiscal 2023 were $166.2 million, a decrease of $33.9 million, or 17 percent, compared to revenues of $200.1 million in the prior year second quarter. Almost all of the decrease came from the irrigation segment as infrastructure revenues were down slightly.

Operating income for the quarter was $27.3 million, an increase of $9.0 million, or 49 percent, compared to operating income of $18.3 million in the prior year second quarter. Operating margin was 16.4 percent of sales, expanding 720 basis points compared to 9.2 percent of sales in the prior year quarter. The operating margin expansion was driven by strong gross margin improvement in both of our business segments. The increase was partially offset by higher operating expenses compared to the prior year second quarter, including higher employee compensation costs and increased investments in new product development.

Net earnings for the quarter were $18.1 million, or $1.63 per diluted share, compared with net earnings of $14.6 million, or $1.32 per diluted share, for the prior year second quarter. The improved net earnings performance was largely driven by increased operating income and was partially offset by foreign currency transaction losses in the current year compared to gains in the prior year and from higher income tax expense.

Second Quarter Segment Results

Irrigation Segment	Second Quarter
(dollars in millions)	FY 2023	FY 2022	$ Change	% Change
Revenues:
North America	$90.4	$100.7	($10.3)	(10%)
International	$57.4	$80.0	($22.6)	(28%)
Total revenues	$147.8	$180.7	($32.9)	(18%)
Operating income	$32.8	$24.7	$8.1	33%
Operating margin	22.2%	13.7%

Irrigation segment revenues for the second quarter of fiscal 2023 were $147.8 million, a decrease of $32.9 million, or 18 percent, compared to $180.7 million in the prior year second quarter. North America irrigation revenues of $90.4 million decreased $10.3 million, or 10 percent, compared to the prior year second quarter. The top-line decrease resulted from lower unit sales volumes as the prior year quarter experienced a pull forward of orders in advance of announced selling price increases, while the second quarter of 2023 reflected a return to a more traditional seasonal demand cadence. The impact of lower unit sales volumes compared to the prior year was partially offset by the positive impact of higher average selling prices.

International irrigation revenues of $57.4 million decreased $22.6 million, or 28 percent, compared to the prior year second quarter. The decrease resulted primarily from the completion of a large project in the prior year that did not repeat and lower sales volumes in Brazil, Ukraine and Russia compared to the prior year second quarter. Sales and order activity in Brazil were temporarily reduced as a result of the federal government transition following the October 2022 presidential election.

Irrigation segment operating income for the second quarter of fiscal 2023 was $32.8 million, an increase of $8.1 million, or 33 percent, compared to the prior year second quarter. Operating margin was 22.2 percent of sales, compared to 13.7 percent of sales in the prior year second quarter. Increased operating income and the 850 basis points of operating margin expansion was driven primarily by improved price realization, lower inflationary impact on input costs and a more favorable sales mix of international irrigation revenues compared to the prior year second quarter.

Infrastructure Segment	Second Quarter
(dollars in millions)	FY 2023	FY 2022	$ Change	% Change
Total revenues	$18.5	$19.4	($0.9)	(5%)
Operating income	$2.0	$0.3	$1.7	523%
Operating margin	10.9%	1.7%

Infrastructure segment revenues for the second quarter of fiscal 2023 were $18.5 million, a decrease of $0.9 million, or 5 percent, compared to $19.4 million in the prior year second quarter. An increase in Road Zipper System lease revenue was more than offset by lower sales of road safety products compared to the prior year second quarter. Road Zipper project sales were similar to the prior year second quarter.

Infrastructure segment operating income for the second quarter of fiscal 2023 was $2.0 million, an increase of $1.7 million or 523 percent compared to the prior year second quarter. Operating margin was 10.9 percent of sales, expanding meaningfully compared to 1.7 percent of sales in the prior year second quarter. Increased operating profit and operating margin resulted from a more favorable margin mix of revenue, improved price realization and lower inflationary impact on input costs compared to the prior year second quarter.

The backlog of unfilled orders as of February 28, 2023, was $95.2 million compared with $111.0 million on February 28, 2022. The irrigation backlog is lower while the infrastructure backlog is higher compared to the prior year.

Outlook

Mr. Wood concluded, “We are encouraged by the earnings and operating income results captured through the first half of our fiscal year, and we continue to see strength in U.S. net farm income. While domestic net farm income is projected to decline in 2023 from record levels in 2022, overall income remains at a historically high level and we believe it is supportive of continued investment in irrigation equipment. Demand strength across our international markets continues to be supported by expanded production driven by positive agricultural market fundamentals and continuing global concerns over food security and global grain supplies. Looking ahead to the balance of the year, we expect some impact from the market delays in Brazil to continue into our third quarter, however our full year outlook remains unchanged."

“We remain encouraged with the outlook for our infrastructure business due to anticipated increases in U.S. infrastructure spending and the strength of our sales funnel. While the timing of project execution can be difficult to predict, we will continue to actively manage the projects in our sales funnel and believe we are positioned to support continued growth in the infrastructure segment.”

Second Quarter Conference Call

Lindsay’s fiscal 2023 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® remote irrigation management and scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Alec Buchmelter
Senior Director, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Six months ended
(in thousands, except per share amounts)	February 28, 2023	February 28, 2022	February 28, 2023	February 28, 2022

Operating revenues	$166,241	$200,137	$342,400	$366,288
Cost of operating revenues	111,983	157,193	235,122	285,907
Gross profit	54,258	42,944	107,278	80,381

Operating expenses:
Selling expense	8,733	7,932	18,410	15,922
General and administrative expense	13,739	13,022	28,176	25,901
Engineering and research expense	4,521	3,652	8,829	6,859
Total operating expenses	26,993	24,606	55,415	48,682

Operating income	27,265	18,338	51,863	31,699

Other income (expense):
Interest expense	(1,038)	(1,176)	(1,947)	(2,339)
Interest income	490	160	865	338
Other income (expense), net	(984)	1,882	(1,043)	(1,018)
Total other income (expense)	(1,532)	866	(2,125)	(3,019)

Earnings before income taxes	25,733	19,204	49,738	28,680

Income tax expense	7,681	4,638	13,469	6,213

Net earnings	$18,052	$14,566	$36,269	$22,467

Earnings per share:
Basic	$1.64	$1.33	$3.30	$2.05
Diluted	$1.63	$1.32	$3.28	$2.04

Shares used in computing earnings per share:
Basic	11,007	10,974	10,998	10,950
Diluted	11,063	11,014	11,068	11,020

Cash dividends declared per share	$0.34	$0.33	$0.68	$0.66

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Six months ended
(in thousands)	February 28, 2023	February 28, 2022	February 28, 2023	February 28, 2022
Operating revenues:
Irrigation:
North America	$90,354	$100,730	$174,288	$179,705
International	57,422	80,029	125,571	146,962
Irrigation segment	147,776	180,759	299,859	326,667
Infrastructure segment	18,465	19,378	42,541	39,621
Total operating revenues	$166,241	$200,137	$342,400	$366,288

Operating income:
Irrigation segment	$32,820	$24,734	$61,461	$41,946
Infrastructure segment	2,019	324	5,391	3,090
Corporate	(7,574)	(6,720)	(14,989)	(13,337)
Total operating income	$27,265	$18,338	$51,863	$31,699

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of movable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	February 28, 2023	February 28, 2022	August 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$97,675	$68,951	$105,048
Marketable securities	8,763	24,934	11,460
Receivables, net	167,007	134,694	138,200
Inventories, net	178,703	187,328	193,776
Other current assets, net	27,973	34,350	28,617
Total current assets	480,121	450,257	477,101

Property, plant, and equipment, net	93,838	92,291	94,472
Intangibles, net	17,329	19,311	18,208
Goodwill	67,409	67,679	67,130
Operating lease right-of-use assets	17,984	16,724	19,181
Deferred income tax assets	9,518	5,352	9,313
Other noncurrent assets, net	22,881	24,970	25,248
Total assets	$709,080	$676,584	$710,653

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$52,998	$74,345	$60,036
Current portion of long-term debt	224	220	222
Other current liabilities	79,566	86,837	100,684
Total current liabilities	132,788	161,402	160,942

Pension benefits liabilities	4,733	5,567	4,892
Long-term debt	115,253	115,428	115,341
Operating lease liabilities	18,659	17,170	19,810
Deferred income tax liabilities	702	783	1,054
Other noncurrent liabilities	14,673	19,696	15,256
Total liabilities	286,808	320,046	317,295

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,091	19,061	19,063
Capital in excess of stated value	94,834	90,711	94,006
Retained earnings	607,784	543,355	579,000
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(22,199)	(19,351)	(21,473)
Total shareholders' equity	422,272	356,538	393,358
Total liabilities and shareholders' equity	$709,080	$676,584	$710,653

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
(in thousands)	February 28, 2023	February 28, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$36,269	$22,467
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	9,695	9,912
Provision for uncollectible accounts receivable	834	322
Deferred income taxes	(185)	3,052
Share-based compensation expense	3,089	2,411
Unrealized foreign currency transaction loss (gain)	878	(111)
Other, net	354	627
Changes in assets and liabilities:
Receivables	(28,707)	(41,286)
Inventories	14,014	(42,412)
Other current assets	1,635	(2,541)
Accounts payable	(6,178)	28,757
Other current liabilities	(25,553)	(8,317)
Other noncurrent assets and liabilities	1,742	(8,732)
Net cash provided by (used in) operating activities	7,887	(35,851)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(7,222)	(6,926)
Purchases of marketable securities	—	(18,468)
Proceeds from maturities of marketable securities	2,725	12,752
Other investing activities, net	(1,214)	(2,974)
Net cash used in investing activities	(5,711)	(15,616)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	—	2,821
Common stock withheld for payroll tax obligations	(2,471)	(1,181)
Proceeds from employee stock purchase plan	238	235
Principal payments on long-term debt	(110)	(108)
Dividends paid	(7,485)	(7,242)
Net cash used in financing activities	(9,828)	(5,475)

Effect of exchange rate changes on cash and cash equivalents	279	(1,214)
Net change in cash and cash equivalents	(7,373)	(58,156)
Cash and cash equivalents, beginning of period	105,048	127,107
Cash and cash equivalents, end of period	$97,675	$68,951